Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about July 9, 2008 pertaining to the 2006 Equity Incentive Plan, as amended of Sequenom, Inc. of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of Sequenom, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Sequenom, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 8, 2008